Exhibit 99.1
FOR IMMEDIATE RELEASE                FOR MORE INFORMATION CONTACT:
January 26, 1999                     Media - CenturyTel, Patricia Cameron
                                     (318) 388-9674
                                     patricia.cameron@centurytel.com
                                     Investors - CenturyTel, Jeffrey S. Glover
                                     (318) 388-9648
                                     jeff.glover@centurytel.com
                                     Media - Western Wireless, Karen Kartes
                                     (425) 653-4771
                                     karen.kartes@wwireless.com
                                     Investors - Western Wireless, Ken Prussing
                                     (425) 586-8072
                                     ken.prussing@wwireless.com


          CenturyTel signs agreement to sell south Texas wireless
          -------------------------------------------------------
                      operations to Western Wireless
                      ------------------------------


Monroe, LA. . . CenturyTel (Century Telephone Enterprises, Inc., NYSE Symbol:
CTL) today announced it signed a definitive asset purchase agreement to sell all of the operations of the Brownsville and McAllen, Texas, wireless markets to Western Wireless Corporation (NASDAQ Symbol: WWCA) for $95 million cash.

CenturyTel is the majority owner and operator of both of these markets, which consist of a total of 855,558 pops. Communities that are part of the sale include Brownsville, McAllen, Harlingen, South Padre and surrounding areas.

The $95 million purchase price is subject to various closing adjustments. The transaction is expected to close in the second quarter 1999, pending regulatory approval and certain other closing conditions. CenturyTel's proportionate interest in the transaction's after-tax proceeds is expected to be approximately $39 million, and due to CenturyTel's non-deductible cost basis in these markets, will result in a non-recurring loss of approximately $12 million.

 "These properties are not near other CenturyTel operating areas and the opportunities for expansion for CenturyTel in southern Texas are limited. This transaction will help enable us to pursue acquisitions and expansion in areas that promote our geographic clustering strategy," said Glen F. Post, III, president and chief executive officer of CenturyTel. "Western Wireless has considerable experience operating in Texas and shares our commitment of providing high-quality, communications services."

"Western Wireless is thrilled to be able to add the McAllen and Brownsville markets to our growing footprint in the Southwest. We already cover more square miles than any other wireless carrier in Texas and look forward to serving the citizens of the Rio Grande Valley with a full array of wireless communications services," said Mikal Thomsen, chief operating officer of Western Wireless Corporation.

CenturyTel (Century Telephone Enterprises, Inc.) provides integrated communications services including local exchange, wireless, long distance, Internet access and security services to more than two million customers in 21 states. The company, headquartered in Monroe, La., is publicly traded on the New York Stock Exchange under the symbol CTL. CenturyTel is the ninth largest local exchange telephone company, based on access lines, and the 10th largest cellular company, based on population equivalents owned, in the United States.
Visit CenturyTel's corporate website at (www.centurytel.com)

Based in Bellevue, Washington, Western Wireless Corporation is a leading provider of wireless communications services in the Western United States. It currently offers cellular service marketing under the Cellular One name in 90 markets in 17 western states. Marketed under the VoiceStream Wireless name, Western Wireless provides PCS service using GSM technology in seven U.S. metropolitan markets. In addition, Western Wireless owns PCS licenses for 96 markets obtained through the Federal Communications Commission's D- and E-block auctions. Through joint ventures, Western Wireless provides VoiceStream PCS service in two additional markets, and owns licenses for another 20 markets. As a result, Western Wireless' combined cellular and PCS licenses, along with its joint ventures, cover 59 percent of the land in the continental United States.